EXHIBIT 10.1

Ad2 Inc. and Seratosa, Inc.

SOFTWARE LICENSE AGREEMENT

June 1, 2015

Ad2 Limited, a Company incorporated in the Republic of Seychelles (“Ad2”) and Seratosa, Inc., a Delaware corporation (“STOA”) have agreed to establish this SOFTWARE LICENSE AGREEMENT in order to provide STOA worldwide rights to deploy, utilize, and market the Wechat Backstage Platform (hereinafter "the Technology").

Ad2 owns and/or has rights to certain computer software programs, known collectively as the Wechat Backstage Platform (“the Technology”), that are useful in creating, managing and coordinating channels for product sales via Wechat. The components of the Technology are listed in Appendix A.

1. SCOPE OF LICENSE

1.1 LICENSE GRANT.  A non-exclusive license to Ad2 Technology: Ad2 grants STOA a License to deploy, utilize, market and sell the Technology worldwide.

1.1.1 TERRITORY.  The Territory of the license shall be worldwide.

1.1.2 TERMS.  The license shall be granted for 5 years upon signing of this agreement and may be extended by another 5 year upon mutual consent.

1.1.3 ASSIGNMENT.  STOA will have the right to assign the License to any party, only upon express, written consent of Ad2 which shall not be unreasonably withheld.

1.2  LOGO.  STOA will be granted the rights to use the Technology Logo's, branding and marketing collateral for any and all purposes in the support of the marketing of this Technology, which includes but is not limited to advertising, brochures, sales sheets, and other promotional materials and at all appropriate trade shows.

2.LICENSE FEES.

In return for the License granted above, STOA agrees to provide shares of common stock of STOA, valued at US$1 Million (US$1,000,000) to Ad2, payable upon signing of the SOFTWARE LICENSE AGREEMENT. The issuance price will be pegged at .005 per share or equivalent ratio in the event of a reverse split of the Company's common shares.

3. MARKETING AND SUPPORT

3.1 STOA MARKETING AND SALES EFFORTS. STOA shall use best efforts to promote and market the Licensed Software to Retailers and Suppliers in order to maximize the licensing and distribution of the Licensed Software to Retailers and Suppliers worldwide.

3.2 Ad2 MARKETING AND SALES EFFORTS. Ad2 shall use its commercially reasonable efforts to support and assist STOA in promoting and marketing the Technology to Wechat customers worldwide.

4. INSTALLATION, TRAINING, TECHNICAL SUPPORT AND MAINTENANCE

STOA shall be responsible for conducting all activities required to utilize the Technology to gain new customers, sell products and services and market to potential strategic partners.

5. OWNERSHIP AND PROPRIETARY RIGHTS.

Ad2 shall retain all title, copyright and other proprietary rights in and to the Licensed Software.

6. GOVERNING LAW.

This Agreement shall be governed in all respects by the laws of Hong Kong.

7. TERMINATION.

Either party, may terminate this agreement with a 30 day written notice.

/s/ Dennis KAM Thai Leong

/s/ Brent Y. Suen

Dennis KAM Thai Leong

Brent Y. Suen

Director

President and CEO

Ad2 Limited

Seratosa, Inc.

Offshore Incorporations (Seychelles) Limited

138 Queens Road, 11F, V. Heun Building

P.O. Box 1239, Offshore Incorporations Centre

Central, Hong Kong, SAR

Victoria, Mahe, Republic of Seychelles

Appendix A

(Translation from Chinese)

The existing Wechat Backstage basic functions
Name	Function
Website	Quickly helps enterprises create Wechat mobile websites
360 degree full view	Interactions, free browsing, Experience of 3D VR visual vision
Customize menu	Enterprise Wechat information for "navigation"
Intelligent automatic customer service	Smart reply, fast human customer service, No dropped calls
WeChat member card	Wechat shows the membership card in the mobile phone, convenient to carry and never lost
WeChat activity	Using a variety of activities designed to attract your fans
Reservation	Online booking, improved enterprise profits

WeChat photo album	Enterprise images, lets users better understand enterprise information
Shopping mall	Create the brightest and best of mobile electronic business

Data statistics	Real-time statistics of public accounts of followers, focused marketing analytics, timely adjustment

Customer service	Instant messaging, fast communication with fans, improve the stickiness of fans
The existing CRM backstage functions
Name	Function
QR-code	Quick and easy way of interacting with customers. By scanning the QR-code, can provide customer service and collect related information at the same time
Social platform management

Multi-social platform – unified management and information release.
Multi-social account – unified platform management.
Text, pictures, video, multimedia information release.

Tracking data statistic after information release.
Fans intelligence batch management.
Information collection and management.
Fans group characteristics data statistics.
Send information delivery time can be set automatically

Send information to the social platform for automatically checking the settings.

LBS positioning system

Member position information into the CRM system
List of member stores that are closest, and show on the map.
It can calculate the navigation route information.
Stores event information. Member position information into the CRM system

CRM system

Working out the problems cannot be effective to establish member management systems via call physical channel customers Implements effective membership information input and management analysis with QR-code, social platform management system, physical channel, e-business platform, media promotion, activity. Intelligent system of data collection and analysis, understand their customers, to the target customers and loyal customers marketing more effective. As a development strategy for the enterprises long-term basis, members of large data reserve for the enterprise provides the possibility of future development.